                                FMC CORPORATION                       EXHIBIT 12
                                ---------------                       ----------

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
              ---------------------------------------------------
                             (Amounts in Millions)

                                                             Years Ended December 31,
                                                --------------------------------------------
                                                  1996     1995     1994     1993     1992
                                                  ----     ----     ----     ----     ----
Earnings:
---------

 Income from continuing operations
  before income taxes and
  extraordinary items                           $322.6    $253.2    $261.7    $80.5   $246.8
 Minority interests                               56.9      58.7      61.3      0.5      0.6
 Undistributed (earnings) losses of
  affiliates                                     (10.5)      2.0       4.1     (0.4)    (6.8)
 Interest expense and amortization
  of debt discount, fees and
  expenses                                       103.1      84.0      64.1     70.4     92.2
 Amortization of capitalized interest              7.5       7.7       7.5      7.4      7.3
 Interest included in rental expense              19.5      21.0      20.8     19.5     19.4
                                                ------    ------    ------    -----   ------
Total earnings                                  $499.1    $426.6    $419.5   $177.9   $359.5
                                                ------    ------    ------   ------   ------


Fixed charges:
--------------

 Interest expense and amortization
  of debt discount, fees and
  expenses                                      $103.1    $ 84.0    $ 64.1    $70.4   $ 92.2
 Interest capitalized as part of
  fixed assets                                    15.5      10.2       2.7      0.6      2.1
 Interest included in rental expense              19.5      21.0      20.8     19.5     19.4
                                                ------    ------    ------    -----   ------
Total fixed charges                             $138.1    $115.2    $ 87.6    $90.5   $113.7
                                                ------    ------    ------    -----   ------



Ratio of earnings to fixed charges                 3.6       3.7       4.8      2.0      3.2
                                                ======    ======    ======    =====   ======
                                                             (A)                (B)
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(A) The ratio of earnings to fixed charges for the year ended December 31, 1995 before the gain on sale of FMC Wyoming stock, restructuring and other charges and write-off of acquired in-process research and development was
    4.1x.

(B) The ratio of earnings to fixed charges for the year ended December 31, 1993 before restructuring and other charges was 3.3x.